INVESTOR CONTACT: Polly Schwerdt Phone | 913/397-8200 E-Mail | investor.relations@garmin.com	MEDIA CONTACT: Ted Gartner Phone | 913/397-8200 E-Mail | media.relations@garmin.com

Garmin Reports Record Third Quarter; Revises Annual Guidance Upward

Cayman Islands/November 1, 2006/PR Newswire

Garmin Ltd. (Nasdaq: GRMN - news) today announced a record quarter ended September 30, 2006.

Third Quarter 2006 Financial highlights:

•	Total revenue of $408.0 million, up 62% from $251.3 million in third quarter 2005
•	Automotive/Mobile segment revenue increased 147% to $238.0 million in third quarter 2006
•	Outdoor/Fitness segment revenue increased 22% to $70.7 million in third quarter 2006
•	Marine segment revenue increased 12% to $40.6 million in third quarter 2006
•	Aviation segment revenue decreased 3% to $58.8 million in third quarter 2006
•	All geographic areas experienced significant growth:
•	North America revenue was $264.7 million compared to $163.0 million, up 62%
•	Europe revenue was $120.0 million compared to $75.6 million, up 59%
•	Asia revenue was $23.3 million compared to $12.7 million, up 84%
•
Mix of revenue by region remained stable relative to the year-ago quarter. Revenue from our automotive/mobile segment continued to become a larger portion of total company revenues when compared with the same quarter in 2005, and remained constant when compared to the second quarter of 2006 at 58% of total revenues.

•	Earnings per share increased 19% to $0.56 from $0.47 in 2005; excluding foreign exchange, EPS increased 52% to $0.50 from $0.33 in 2005.
•
Garmin’s two-for-one stock split was effected at the close of the market on August 15, 2006. All share and per share amounts in this press release have been presented as if the stock split occurred in the earliest period presented.

Year-to-Date 2006 Financial highlights:

•	Total revenue of $1.16 billion, up 64% from $708.5 million year-to-date in 2005
•	Automotive/Mobile segment revenue increased 168% to $644.1 million year-to-date in 2006
•	Outdoor/Fitness segment revenue increased 22% to $205.4 million year-to-date in 2006
•	Marine segment revenue increased 9% to $141.4 million year-to-date in 2006
•	Aviation segment revenue increased 1% to $171.9 million year-to-date in 2006
•	All geographic areas experienced significant growth:
•	North America revenue was $700.0 million compared to $449.7 million, up 56%
•	Europe revenue was $399.6 million compared to $223.3 million, up 79%
•	Asia revenue was $63.2 million compared to $35.5 million, up 78%
•	Earnings per share increased 48% to $1.52 from $1.03 in the three quarters of 2005; excluding foreign exchange, EPS increased 57% to $1.48 from $0.94 in 2005

Business highlights:

•	Strong sales in automotive/mobile, outdoor/fitness and marine segments, putting them on track to meet or exceed full year guidance for these segments.
•	1,227,000 units sold in the third quarter of 2006, up 73% from the same quarter in 2005.
•
Delivered 8 new products in the quarter, with new products specifically geared to enhance our positions in the automotive and marine markets and to broaden our product offerings during the holiday season.

•
Our newest Taiwan manufacturing facility has six production lines fully operational, bringing our total production lines in Taiwan to 20 and our production capacity to approximately 6 million units annually. If additional manufacturing lines were added to create a full capacity configuration, the newest facility could bring our total production volume to 11 million units annually.

•
Promotional programs secured during the third quarter for the holiday season should drive solid fourth quarter sales. We continue to increase our retail distribution, adding Sears this holiday season, and U.S. inventories are in excellent shape to meet demand for our products.

•	Continued to devote more resources to advertising, marketing, and sales activities across Europe, which resulted in greater brand awareness and strong growth in the seasonally lower third quarter.
•	Strong and growing interest in our GPS-based Edge and Forerunner fitness lines and outdoor units with expandable memory, which continued to drive higher than expected growth for this segment.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“The third quarter was an exciting and challenging quarter for Garmin. We are pleased to have delivered 8 exciting and innovative new products, which have been well received by the market. We have prepared for the upcoming holiday season by increasing our inventory position, particularly in finished goods. We continue to experience strong sales of both new and existing automotive/mobile products, and look forward to a strong holiday season, spurred by consumer interest in our automotive/mobile and outdoor/fitness products, which are very popular at that time of year.

We continued to experience triple digit growth in our automotive/mobile segment and improved market share both in Europe and the U.S., which demonstrates that our products continue to be well-positioned to take advantage of the growing demand for portable navigation devices in both of these important markets. We remain committed to the creation of innovative and feature-rich products which will allow us to broaden and deepen our penetration of the automotive/mobile market. With our popular nüviTM and c-series product offerings, we hope to provide compelling, competitive features and useful content integrated into easy-to-use products that consumers will find attractive during the upcoming holiday season and beyond. We have the resources, focus and commitment to continue our leadership position in the rapidly expanding U.S. automotive market through 2006 and continue to grow our European brand awareness and market share as well.

Our outdoor/fitness segment again grew faster than expected during the quarter, as response to our new Edge and ForeRunner products remained very positive. Fitness products in particular are popular during the holiday season, and we look forward to a seasonally strong performance in this category. Solid growth in both our automotive/mobile and outdoor/fitness segments has positioned us to exceed our earlier 2006 guidance for these segments.

Response to our new marine product offerings remains positive, and while the second quarter’s typically strong marine buying season was muted due to high fuel prices and poor weather, the third quarter showed some solid improvement over the same quarter in 2005. We continue to believe the marine segment is positioned to meet our 2006 guidance for this segment.

We believe the long-term opportunities in our aviation business will be excellent, and were pleased with the positive response generated by the many exciting new products introduced for delivery in 2007 during the Oshkosh Air Show in late July, including the G600 retrofit product, G900 kit plane avionics suite, and G1000 retrofit cockpit for King Air C90 aircraft. However, delay of the WAAS roll-out resulted in softer results for this segment in the third quarter 2006, and pushed revenue opportunities for this new technology into 2007.

We remain focused on the continued expansion and development of our worldwide markets and distribution channels as we pursue our growth goals. We are pleased to have maintained significant market share in the U.S. and continue to work to enhance brand recognition and product placement at U.S. retailers. We have established strong presence in certain European countries, and are working hard to expand our distribution, improve our market position, and enhance our brand visibility in the rest of Europe.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“We are pleased with our financial results for the third quarter and the year to date, and look forward to a strong holiday season during the fourth quarter,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our revenue and earnings per share during the quarter grew 62% and 19% respectively, and grew 64% and 48% respectively year to date in 2006, exceeding our expectations. Excluding the impact of foreign exchange, EPS for the quarter grew 52%, from $0.33 to $0.50. Automotive/mobile segment quarterly revenues increased 147% compared to the prior year, and 168% year-to-date. New product introductions drove strong third quarter sales for our outdoor/fitness segment, with increases of 22% for both the quarter and year-to-date. Marine revenues grew 9% year-to-date, and aviation revenues were up 1% year-to-date in comparison to last year.

Gross margin improved in our outdoor/fitness, marine, and automotive/mobile segments and declined in our aviation segment when compared with the year-ago quarter. Operating margin improved in our outdoor/fitness and auto/mobile segments and declined in our marine and aviation segments when compared with the year-ago quarter. Total operating margin of 29.7% for the third quarter of 2006 fell 140 basis points when compared to the previous quarter, and 420 basis points compared to the year-ago quarter. These results were better than expected. We are especially pleased with the strength of our automotive/mobile segment operating margins, as they increased 150 basis points to 25.0% during the period.

We also generated $97.9 million of free cash flow in the third quarter of 2006, resulting in a cash and marketable securities balance of $888 million at the end of the quarter.”

Fiscal 2006 Outlook

We remain optimistic about the future success of our business as we continue to bring new products to the market and we look forward to the remainder of the holiday selling season. General business expectations for fiscal 2006 are updated as follows:

•
We anticipate overall revenue to exceed $1.68 billion in 2006, and earnings per share, excluding any foreign currency translation impact, to exceed $2.04. We assume our 2006 effective tax rate will be approximately 15.5% and estimate an earnings per share impact of $0.04 in 2006 due to the effects of implementing FAS123(R).

•
We anticipate revenue growth rates within our outdoor/fitness, marine, and aviation segments to be 20 percent, 10 percent, and flat, respectively, in 2006. We expect short-term margins within these segments to be relatively stable despite the possibility of quarter-to-quarter variability due to product mix and the timing of new product introductions.

•	We anticipate automotive/mobile revenue growth of greater than 140 percent in 2006, with declining operating margins due to product mix and a continued transition toward mass market levels.
•	We continue to look forward to introducing approximately 70 new products in 2006. Nearly 60 new products have already been delivered year to date in 2006.
•
We will continue to evaluate our production needs and increase the production capacity of our new Taiwan manufacturing facility as we see fit throughout the remainder of 2006 and into 2007 to support strong growth within our automotive/mobile, outdoor/fitness, and marine segments.

•
We will maintain our increased focus on the development of European opportunities; growth will be supported with our new, larger European headquarters and distribution center, and continued focus and commitment of resources to build distribution and enhance awareness of the Garmin brand.

•
We recently introduced an expanded fourth quarter advertising campaign in the U.S. and Europe. Our goal is to maintain our U.S. leadership and continue to expand our European market share in the face of growing competition.

Dividend and Bonus Program

As previously announced, the Garmin Board of Directors approved a post-stock split annual cash dividend of $0.50 per share payable to shareholders of record on December 1, 2006. This dividend will be paid on December 15, 2006.

Garmin also has in effect a 2006 bonus program for substantially all employees that will entitle each employee to an additional month's salary if Garmin's 2006 annual revenue is 50% or more higher than 2005 revenue. Consistent with our announced annual revenue guidance for 2006, Garmin expects to pay such one month bonuses in December 2006. The financial impact of this bonus program has been reflected in accruals throughout the year and is included in our updated 2006 earnings per share guidance of $2.04.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency
Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the company’s consolidated foreign currency translation gain or loss results from translation into New Taiwan dollars at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the company’s Taiwan subsidiary. Such translation is required under GAAP because the functional currency of this subsidiary is New Taiwan dollars. However, there is minimal cash impact from such foreign currency translation and management expects that the Taiwan subsidiary will continue to hold the majority of its cash, cash equivalents and marketable securities in U.S. dollars. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the company’s operating performance before the non-cash impact of the position of the U.S. dollar versus the New Taiwan dollar, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
( in thousands, except per share information)

	13-Weeks Ended		39-weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2006	2005	2006	2005

Net Income (GAAP)	$122,978	$102,490	$333,778	$224,085
Foreign currency (gain) / loss, net of tax effects	($12,569)	($29,583)	($8,776)	($19,217)
Net income, excluding FX	$110,409	$72,907	$325,002	$204,868

Net income per share (GAAP):
Basic	$0.57	$0.48	$1.54	$1.04
Diluted	$0.56	$0.47	$1.52	$1.03

Net income per share, excluding FX:
Basic	$0.51	$0.34	$1.50	$0.95
Diluted	$0.50	$0.33	$1.48	$0.94

Weighted average common shares outstanding:
Basic	216,317	215,690	216,502	216,428
Diluted	218,866	217,860	218,878	218,318

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
( in thousands)

	13-Weeks Ended		39-Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2006	2005	2006	2005

Net cash provided by operating activities	$116,749	$85,935	$249,125	$175,342
Less: purchases of property and equipment	($18,864)	($4,731)	($45,476)	($20,510)
Free Cash Flow	$97,885	$81,204	$203,649	$154,832

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, November 1, 2006 at 11:00 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at 800-883-9537.
Contact:	investor.relations@garmin.com

A phone recording will be available for five business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 8043309. An archive of the live webcast will be available until November 30, 2006 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s estimated earnings and revenue for fiscal 2006, the Company’s expected segment revenue growth rate, margins, the number of new products to be introduced in 2006 and the company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2005 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2005 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, outdoor, fitness, automotive, mobile and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and Forerunner are registered trademarks, and Edge is a trademark of Garmin Ltd. or its subsidiaries.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$351,723	$334,352
Marketable securities	109,609	32,050
Accounts receivable, net	249,849	170,997
Inventories, net	333,471	199,841
Deferred income taxes	62,659	29,615
Prepaid expenses and other current assets	25,034	34,312

Total current assets	1,132,345	801,167

Property and equipment, net	209,135	179,173

Marketable securities	425,179	344,673
Restricted cash	1,461	1,356
Licensing agreements, net	3,301	6,517
Other intangible assets, net	28,116	29,349

Total assets	$1,799,537	$1,362,235

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$125,236	$76,516
Salaries and benefits payable	21,233	13,005
Warranty reserve	28,973	18,817
Other accrued expenses	75,314	23,993
Income taxes payable	86,020	63,154
Dividend payable	108,389	0

Total current liabilities	445,165	195,485

Deferred income taxes	13,000	9,486

Stockholders' equity:
Common stock	1,080	1,081
Additional paid-in capital	71,666	96,242
Retained earnings	1,297,843	1,072,454
Accumulated other comprehensive loss	(29,217)	(12,513)

Total stockholders' equity	1,341,372	1,157,264
Total liabilities and stockholders' equity	$1,799,537	$1,362,235

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2006	2005	2006	2005

Net sales	$407,997	$251,329	$1,162,776	$708,477

Cost of goods sold	209,137	121,877	584,843	335,846

Gross profit	198,860	129,452	577,933	372,631

Selling, general and
administrative expenses	47,489	24,180	140,167	77,790
Research and development
expense	30,399	20,116	82,105	54,862
	77,888	44,296	222,272	132,652

Operating income	120,972	85,156	355,661	239,979

Other income (expense):
Interest income	9,622	4,726	25,464	13,115
Interest expense	(2)	(3)	(14)	(46)
Foreign currency	14,874	36,388	10,386	23,784
Other	70	(140)	3,507	158
	24,564	40,971	39,343	37,011

Income before income taxes	145,536	126,127	395,004	276,990

Income tax provision	22,558	23,637	61,226	52,905

Net income	$122,978	$102,490	$333,778	$224,085

Net income per share:
Basic	$0.57	$0.48	$1.54	$1.04
Diluted	$0.56	$0.47	$1.52	$1.03

Weighted average common
shares outstanding:
Basic	216,317	215,690	216,502	216,428
Diluted	218,866	217,860	218,878	218,318

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	39-Weeks Ended
	September 30,	September 24,
	2006	2005
Operating Activities:
Net income	$333,778	$224,085
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	15,447	13,703
Amortization	19,844	20,435
Loss (gain) on sale of property and equipment	(8)	8
Provision for doubtful accounts	796	18
Deferred income taxes	(29,867)	(372)
Foreign currency transaction gains/losses	(19,724)	(13,503)
Provision for obsolete and slow moving inventories	15,260	10,830
Stock compensation expense	8,378	363
Realized gains on marketable securities	(3,852)	-
Changes in operating assets and liabilities:
Accounts receivable	(79,648)	(42,015)
Inventories	(148,891)	(30,818)
Other current assets	(1,192)	473
Accounts payable	48,720	(2,173)
Other current liabilities	69,704	2,683
Income taxes	22,866	(4,581)
Purchase of licenses	(2,486)	(3,794)
Net cash provided by operating activities	249,125	175,342

Investing activities:
Purchases of property and equipment	(45,476)	(20,510)
Purchase of intangible assets	(1,513)	(404)
Purchase of marketable securities	(348,621)	(270,580)
Redemption of marketable securities	197,008	220,494
Change in restricted cash	(104)	42
Proceeds from asset sale	75	-
Net cash used in investing activities	(198,631)	(70,958)

Financing activities:
Proceeds from issuance of common stock	10,042	4,238
Stock repurchase	(50,451)	(26,654)
Tax benefit related to stock option exercise	7,453	-
Net cash used in financing activities	(32,956)	(22,416)

Effect of exchange rate changes on cash and cash equivalents	(167)	(633)

Net increase in cash and cash equivalents	17,371	81,336
Cash and cash equivalents at beginning of period	334,352	249,909
Cash and cash equivalents at end of period	$351,723	$331,245

	Garmin Ltd. And Subsidiaries
	Revenue, Gross Profit, and Operating Income by Segment

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total
13-Weeks Ended September 30, 2006

Net sales	$70,651	$40,588	$237,981	$58,777	$407,997
Gross profit	$39,803	$21,645	$99,708	$37,704	$198,860
Operating income	$28,817	$13,659	$59,517	$18,979	$120,972

13-Weeks Ended September 24, 2005

Net sales	$58,014	$36,389	$96,289	$60,637	$251,329
Gross profit	$31,633	$18,927	$38,548	$40,344	$129,452
Operating income	$22,458	$13,023	$23,496	$26,179	$85,156

39-Weeks Ended September 30, 2006

Net sales	$205,412	$141,406	$644,097	$171,861	$1,162,776
Gross profit	$118,615	$79,484	$269,855	$109,979	$577,933
Operating income	$85,116	$53,718	$155,782	$61,045	$355,661

39-Weeks Ended September 24, 2005

Net sales	$168,051	$130,276	$240,106	$170,044	$708,477
Gross profit	$89,355	$66,174	$103,657	$113,445	$372,631
Operating income	$62,603	$43,957	$61,746	$71,673	$239,979